AMENDED AND RESTATED TRANSPORTATION SERVICES AGREEMENT

THIS AMENDED AND RESTATED TRANSPORTATION SERVICES AGREEMENT (“Agreement”) is entered into as of the Effective Date by and between Marathon Petroleum Company LP, a Delaware limited partnership with an address of 539 South Main Street, Findlay, Ohio 45840 (hereinafter “MPC”), and Hardin Street Marine LLC, a Delaware limited liability company with an address of 539 South Main Street, Findlay, Ohio 45840 (hereinafter “HSM”).

RECITALS

WHEREAS, HSM is engaged in the business of providing both midstream marine transportation of Products as well as certain services related to such transportation;

WHEREAS, MPC may from time to time require the use of HSM’s services for the purpose of transporting Products and certain services related to such transportation;

WHEREAS, MPC and HSM previously entered into that certain Transportation Services Agreement on the 1st day of January, 2015, as amended by that First Amendment to Transportation Services Agreement dated January 27, 2015 and that Second Amendment to Transportation Services Agreement dated February 5, 2015 (collectively, the “Original TSA”); and

WHEREAS, pursuant to Section 11.1(a) of the Original TSA, MPC and HSM now desire to amend and restate the terms and conditions contained in the Original TSA.

NOW, THEREFORE, for and in consideration of the forgoing and mutual agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HSM and MPC hereby amend and restate the Original TSA in its entirety as follows:

ARTICLE I
DEFINITIONS

1.1     Definitions. As used in this Agreement:

(a)“Additional Equipment” means any towboats or barges that HSM adds to its fleet after the Effective Date by way of Memorandum to File. Additional Equipment added pursuant to this Agreement shall be deemed to be “Equipment” under this Agreement

(b)“Additional Transportation Service” has the meaning set forth in Section 3.3.

(c) “Affiliate” means, as to any specified Person, any other Person that directly, or indirectly, through one (1) or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. For purposes of the foregoing, “control”, “controlled by”, and “under common control with” with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, member or partnership interests, by contract or otherwise. For the purposes of this Agreement HSM shall not be considered an Affiliate of MPC, nor shall MPC or any of its Affiliates other than HSM be considered an Affiliate of HSM.

(d) “Agreement” means this Amended and Restated Transportation Services

Agreement and all Exhibits referenced in and attached to this Agreement and all amendments, modifications and changes thereto.

(e)“Amended and Restated Employee Services Agreement” means the Amended and Restated Employee Services Agreement effective as of January 1, 2015 between Marathon Petroleum Logistics Services LLC and HSM.

(f)“Amended and Restated Management Services Agreement” means the Amended and Restated Management Services Agreement effective as of January 1, 2015 between Marathon Petroleum Company LP and HSM.

(g)“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having jurisdiction over the matter or matters in question, whether now or hereafter in effect.

(h)“Authorized Representative” means, for each Party, any of the individuals holding the titles listed on Exhibit D under the name of such Party.

(i)“Bankrupt” means, with respect to any Person, that such Person (i) becomes insolvent or unable to pay its debts as they become due; (ii) commences any case, proceeding or other action under any existing or future law seeking to enter into any composition or other arrangement for the benefit of its creditors generally or any class of creditors; (iii) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, sequestrator or other custodian for such Person or any of its property, or makes a general assignment for the benefit of creditors; (iv) in the absence of such application, consents or acquiesces in, permits or suffers to exist the appointment of a trustee, receiver, sequestrator, intervenor, mediator or other custodian for such Person or for a substantial part of its property, and such trustee, receiver, sequestrator, intervenor, mediator or other custodian is not discharged within sixty (60) days; (v) permits or suffers to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, liquidation, winding up or liquidation proceeding, in respect of such Person and, if any such case or proceeding is not commenced by such Person, such case or proceeding is consented to or acquiesced in by such Person or results in the entry of an order for relief or remains undismissed or unstayed for sixty (60) days; or (vi) takes any corporate action authorizing, or in furtherance of, any of the foregoing.

(j)“Barge Group” means the barges listed under Equipment in Exhibit C during any Mechanical Availability Calculation Period.

(k) “Cargo” means a cargo shipment of MPC’s Product.

(l)“Claims and Liabilities” means all suits, sanctions, actions, liabilities, legal proceedings, government fines and penalties, pollution clean-up, damages to natural resources, claims, demands, losses, damages, costs, expenses, or causes of action of every kind and character, including all claims that may exist, arise, or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by any Party at any time following the Effective Date.

(m)“Cleaning and Repair Facility Charges” has the meaning set forth in Exhibit B.

(n)“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (i) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement (ii) has been furnished or made known to the receiving Party by a Third Party under circumstances that are not known to the receiving Party to involve a breach of the Third Party’s obligations to the disclosing Party or (iii) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.

(o)“Credit” has the meaning set forth in Section 5.3(b).

(p)“Day Rate” is the per diem fee for the Transportation Services as set forth on Exhibit B and as further described in Section 4.1.

(q)“Dispute” means any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement or the subject matter of this Agreement.

(r)“Effective Date” means January 1, 2015.

(s)“Equipment” has the meaning set forth in Section 3.1(a) and as listed in Exhibit C.

(t)“Event of Default” has the meaning set forth in Section 11.1.

(u)“Extension Period” has the meaning set forth in Section 2.1.

(v)“Final Mechanical Availability Calculation Period” means the beginning of the calendar year in which the Term ends until the end of the Term should the Term end on a day different than December 31.

(w) “First Offer Period” has the meaning set forth in Section 2.2.

(x)“Fleeting Services” has the meaning set forth in Exhibit B.

(y) “Force Majeure Event” means any event or circumstance that is beyond the reasonable control of a Party and which the affected Party is not able to overcome through the exercise of commercially reasonable efforts that prevents or delays the affected Party from complying, either totally or in part, with any of its obligations under this Agreement. Provided that they satisfy the preceding sentence, Force Majeure Event shall include any fire, flood, storm, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, equipment failure, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any Governmental Authority, riot, civil commotion, war, rebellion, act of terrorism, nuclear or other accident, explosion, casualty, pandemic, or act of God, or act, omission or delay in acting by any Governmental Authority or military authority or Third Party or any other cause, whether or not of a class or kind listed in this sentence.

(z)“Force Majeure Notice” has the meaning set forth in Section 3.6(a).

(aa)“Force Majeure Period” has the meaning set forth in Section 3.6(a).

(bb)    “Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

(cc)    “HSM” has the meaning set forth in the preamble.

(dd)    “HSM Indemnified Parties” means HSM and each of its directors, managers, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing.

(ee)    “In Transit Loss Allowance” has the meaning set forth in Section 5.8.

(ff)    “Inactive Equipment” means Equipment that HSM sells, retires, or considers to be a constructive loss after the Effective Date.

(gg)    “Indemnified Party” means a Party receiving indemnification from the other Party in accordance with the terms of this Agreement.

(hh)    “Indemnifying Party” means a Party providing indemnification to the other Party in accordance with the terms of this Agreement.

(ii)    “Initial Term” has the meaning set forth in Section 2.1.

(jj)    “Interest Rate” means the rate per annum equal to LIBOR plus one percent (1%). Any interest payable hereunder shall accrue from day to day and be calculated on the basis of a three hundred sixty-five (365) day year.

(kk)    “LIBOR” means, on a particular day, the rate per annum for three (3) month deposits in USD which appears on the Reuters screen “LIBO Page” at or about 11 a.m. (London time) on the first day of the period for which interest is to be calculated, or, if such day is not a day on which banks are open for business in London, on the next following day on which banks are open for business in London. If Reuters information service fails to display such rate on any day when a rate is to be determined as aforesaid, but such rate is so displayed on Bridge Telerate or is available directly from the Intercontinental Exchange (ICE) Benchmark Administration Limited (or any other Person that takes over the administration of that rate), it shall be determined from that source accordingly.

(ll)    “Marathon” has the meaning set forth in Section 8.1.

(mm)    “Marathon Petroleum Vetting Policy” means the Marathon Petroleum Vetting Policy, as revised as of May 30, 2014, developed by MPC, and given to HSM, for approving the use of petroleum tank vessels and gas carriers for MPC and its Affiliates, as amended, revised and updated from time to time by MPC in writing to HSM.

(nn)    “Mechanical Availability” means the percentage of time that HSM determines the Equipment is available pursuant to Exhibit E for towboats and Exhibit F for barges.

(oo)    “Mechanical Availability Calculation Period” means each calendar year unless a Final Mechanical Availability Period or another time period agreed by each party as a Mechanical Availability Calculation Period. In no event shall a Mechanical Availability Calculation Period encompass two calendar years in part or whole.

(pp)    “Mediation Notice” has the meaning set forth in Section 12.1(b).

(qq)    “Memorandum to File” means a memorandum that is signed by an Authorized Representative after the Effective Date for the purpose of notifying MPC of Additional Equipment or Inactive Equipment.

(rr)    “Monthly Payment” has the meaning set forth in Section 4.1.

(ss)    “MPC” has the meaning set forth in the preamble.

(tt)    “MPC Indemnified Parties” means MPC, each of its Affiliates, and each of their respective directors, managers, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing.

(uu)    “MPC Termination Notice” has the meaning set forth in Section 3.6(c).

(vv)    “Outcharter” has the meaning set forth in Section 4.5.

(ww)    “Original TSA” has the meaning set forth in the Recitals.

(xx)    “Party” means MPC or HSM, as applicable.

(yy)    “Person” means a natural person, corporation, partnership, limited liability company, joint stock company, trust, estate, joint venture, union, association or unincorporated organization, Governmental Authority or any other form of business or professional entity.

(zz)    “Plan” has the meaning set forth in Section 9.1.

(aaa)    “Product” means crude oil, feedstocks, light products, heavy oils, specialty chemicals and refined petroleum products.

(bbb)    “SDS” has the meaning set forth in Section 3.7.

(ccc)    “Tankerman Services” has the meaning set forth in Exhibit B.

(ddd)    “Term” has the meaning set forth in Section 2.1.

(eee)    “Termination Notice” has the meaning set forth in Section 3.6(b).

(fff)    “Third Party” means a Person that is not a Party or an Affiliate of a Party.

(ggg)    “Towboat Group” means the towboats listed under Equipment in Exhibit C during any Mechanical Availability Calculation Period.

(hhh)    “Transportation Right of First Refusal” has the meaning set forth in Section 2.2.

(iii)    “Transportation Services” has the meaning set forth in Section 3.1(a).

(jjj)    “USD” or “$” or “dollar” means the lawful currency from time to time of the United States of America.
(kkk)    “Vessel Response Plan” means, collectively, (i) the Hardin Street Marine LLC Vessel Response Plan for Tank Vessels, Tank Barges USCG - Control No. 00134, and (ii) the Hardin Street Marine LLC Vessel Response Plan for Non-Tank Vessels, HSM Towboats USCG Control # 03197, in each case as amended, revised and updated from time to time by HSM.
1.2     Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a)words used in the singular include the plural, and words used in the plural include the singular;

(b)references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c)any reference to any gender includes the other gender;

(d)the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e)any reference to any Article, Section or Exhibit means such Article or Section of, or such Exhibit to, this Agreement, as the case may be, and references in any Article, Section or Exhibit to any clause means such clause of such Article, Section or Exhibit;

(f)the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g)any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time;

(h)any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i)relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(j)if there is any conflict between the provisions of the main body of this Agreement and the Exhibits, the provisions of the main body of this Agreement shall control, unless explicitly stated otherwise in such Exhibit;

(k)the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(l)the language of this Agreement shall be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction shall be applied against either Party; and

(m)the Schedules and Exhibits form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules and Exhibits.

ARTICLE II
TERM
2.1.     Term. This Agreement is effective for a time period commencing on the Effective Date and shall continue for a period of six (6) years (the “Initial Term”) or the end of any Extension Period unless terminated earlier pursuant to the terms hereof. This Agreement will automatically renew for up to two (2) additional renewal terms of five (5) years each (each, an “Extension Period”) unless either Party provides the other Party with written notice of its intent to terminate this Agreement at least twelve (12) months prior to the end of the then-current Term. The Initial Term and Extension Periods, if any, shall be referred to in this Agreement collectively as the “Term.”

2.2    Right of First Refusal.     In the event HSM proposes to enter into a transportation services agreement with a Third Party upon the termination of this Agreement for reasons other than a default by MPC or any other termination of this Agreement initiated by MPC pursuant to this Agreement, HSM shall give MPC ninety (90) days’ prior written notice of any proposed new transportation services agreement with a Third Party, which notice shall include details of all the material terms and conditions of such proposed transportation services agreement, subject to applicable confidentiality agreements. MPC shall have thirty (30) days following MPC’s receipt of such written notice (the “First Offer Period”) in which MPC may make a good faith offer to enter into a new transportation services agreement with HSM (the “Transportation Right of First Refusal”). If MPC makes an offer on terms no less favorable to HSM than the Third Party offer with respect to such transportation services agreement during the First Offer Period, then HSM shall be obligated to enter into a transportation services agreement with MPC in accordance with this Section 2.2. If MPC does not exercise its Transportation Right of First Refusal in the manner set forth above, HSM may, for the succeeding ninety (90) days, proceed with the negotiation of such Third Party transportation services agreement. If no Third Party transportation services agreement is consummated during such ninety (90) day period, the terms and conditions of this Section 2.2 shall again become effective.

ARTICLE III
PERFORMANCE OF TRANSPORTATION SERVICES

3.1     Agreement to Provide Transportation Services.

(a)During the Term and upon receipt of MPC’s oral or written request for Transportation Services, HSM shall provide (i) transportation services to MPC to transport Cargoes on the inland and coastal waters of the United States using the towboats, barges, and other equipment owned or operated by HSM as set forth on Exhibit C, as may be updated during the Term by HSM providing to MPC a Memorandum to File that adds or removes items of equipment (collectively, the “Equipment”), and (ii) mooring services for barges (i.e., fleeting services); Tankerman Services for the assurance of safe transfer of Cargo; cleaning services for Cargo tanks, voids, boat bilges and fuel/slop tanks; and routine repair and maintenance services performed at MPC’s facilities (collectively, the “Transportation Services”).

(b)This Agreement to provide Transportation Services does not preclude HSM from marketing its Transportation Services to third parties, provided that said marketing does not interfere with, or reduce its obligations to provide MPC’s requested Transportation Services under paragraph 3.1(a) herein.

(c)Equipment shall be loaded or discharged at any safe place or berth, or alongside vessels designated by MPC provided that the Equipment is always safely afloat. MPC shall provide the Equipment with a safe berth at MPC loading and discharging ports. Without prejudice to MPC’s foregoing obligation to provide a safe berth, HSM may determine, in its sole discretion, whether a loading or discharge berth is unsafe, and HSM shall not be liable for any Claims and Liabilities resulting from such determination.

3.2    Operations. At all times during the Term, HSM shall control and direct the Equipment and the crew of such Equipment and HSM shall:

(a) use reasonable care in material compliance with Applicable Laws and applicable agreements in providing the Transportation Services;

(b)use due diligence to ensure that the Equipment, to the extent applicable, (i) is seaworthy and prudently manned, maintained, equipped and supplied; (ii) is suitable for the specified Cargo; (iii) has fully functioning safety valves, overfill prevention system, fire suppression system, and automatic identification system transponder; (iv) is vapor tight (with certificates of vapor tightness provided to MPC upon request and updated according to Applicable Law); and (v) has no manifolds between compartments containing gasoline and distillate respectively;

(c)as soon as practical, notify MPC of any accidents, whether or not damage is obvious, occurring in the performance of the Transportation Services and promptly furnish MPC with a written report of all of the circumstances of any such accident; and

(d)in the event HSM arranges to have a surveyor attend and/or inspect the Equipment and/or any damage or other event or incident arising from or relating to this

Agreement, provide MPC as much advance notice of any such survey as is practical under the circumstances, to enable MPC personnel to attend such survey and/or arrange to appoint its own surveyor.

3.3    Additional Transportation Service. If MPC requests in writing to HSM a transportation service not covered by the Transportation Services being provided pursuant to this Agreement as of the date of the request, and HSM agrees to provide such service, then the Parties will negotiate in good faith an amendment to Exhibit B or Exhibit G, as applicable, to include the additional transportation service (each such service an “Additional Transportation Service”), the terms and conditions for the provision of each Additional Transportation Service and the Monthly Payment payable to MPC for each Additional Transportation Service, such Monthly Payment to be determined with the intent that it reflects an arm’s length standard.

3.4     Modification; Third Party Providers.

(a)	Any requests or other communications from a Party to another Party regarding (i)
the Transportation Services (ii) any modification or alteration to the provision of the Transportation Services or (iii) the provision of an Additional Transportation Service must be made by an Authorized Representative (it being understood that the receiving Party shall not be obligated to agree to any modification or alteration requested thereby).

(b)	The Parties understand and agree that MPC may contract with any Third Party to provide equipment and/or transportation services that are not included in Equipment or Transportation Services under this Agreement. Further, any costs or expenses to be incurred in connection with obtaining such equipment or transportation services from a Third Party shall be paid by MPC; provided, however, that pursuant to the Amended and Restated Management Services Agreement HSM shall use commercially reasonable efforts to assist MPC in contracting for and vetting and managing such Third Party equipment or transportation services and shall communicate to MPC in advance the expected costs or expenses to be incurred.

3.5     Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HSM MAKES NO, AND EXPRESSLY DISCLAIMS ANY, WARRANTIES WHATSOEVER WITH RESPECT TO THE TRANSPORTATION SERVICES AND THE EQUIPMENT, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; OR (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; OR (C) WARRANTY OF TITLE; OR (D) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.

3.6    Force Majeure.

(a)As soon as possible following the occurrence of a Force Majeure Event, HSM will provide MPC with written notice of the occurrence of such Force Majeure Event (a “Force Majeure Notice”). Concurrent with that notice or as soon as possible thereafter, HSM will give MPC a full description of the Force Majeure Event and the approximate length of time that HSM reasonably believes such Force Majeure Event will continue (the “Force Majeure Period”). Each Party shall use commercially reasonable efforts to mitigate or overcome the effects of a Force Majeure Event as soon as possible; provided, however, that neither Party shall be required to settle any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected Party, are contrary to its interest. It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected Party.

(b)If HSM notifies MPC that it reasonably believes that the Force Majeure Period will continue for more than twelve (12) consecutive months for specified Equipment, then either Party may give the other Party notice of intent to terminate this Agreement with respect to the affected Equipment (a “Termination Notice”) at least twelve (12) months prior to the expiration of the Force Majeure Period; provided, however, that such Termination Notice shall be deemed canceled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve (12) month period.

(c)Notwithstanding the foregoing, if MPC delivers a Termination Notice to HSM (the “MPC Termination Notice”) and, within thirty (30) days after receiving such MPC Termination Notice, HSM notifies MPC that HSM reasonably believes that it will be capable of fully performing its obligations under this Agreement within thirty (30) calendar days, then the MPC Termination Notice shall be deemed revoked and the applicable portions of this Agreement shall continue in full force and effect as if such MPC Termination Notice had never been given.

3.7     Material Safety Data Sheets. MPC has provided to HSM the current Material Safety Data Sheet or Safety Data Sheet (“SDS”) for each Product to be transported by HSM. MPC shall not be required to provide a SDS at each load. In the event that a new SDS becomes available for a particular Product, MPC shall promptly notify HSM and promptly provide the new SDS to HSM. HSM acknowledges that lethal levels of hydrogen sulfide gas and/or other petroleum, chemical or related product fumes, such as benzene, may be present in the vapor space within storage tanks and other compartments that contain asphalt and other heavy oil cargoes or certain other petroleum, chemical, or related products, such as benzene or coal tar light oil. In areas adjacent to or in close proximity to areas where such tanks and compartments vent, precautions must be taken against inhalation of hydrogen sulfide gas and/or other chemical fumes. Odor is not a reliable means of hydrogen sulfide gas or chemical fume detection. Consultation of the SDS for product and other descriptions and the rules and regulations of the Occupational Safety & Health Administration for protective measures is the responsibility of HSM. HSM acknowledges that it will provide warnings and safe handling information about hydrogen sulfide gas and other applicable chemical fumes to HSM’s employees, agents, contractors and invitees, and will require them to further communicate the warnings and information to all persons that they reasonably foresee may be exposed to or handle any Cargo that may contain hydrogen sulfide gas or other chemical fumes. HSM further acknowledges that it is responsible for determining, implementing, and ensuring compliance with work procedures to provide adequate precautions against hydrogen sulfide gas and other applicable chemical fumes exposure by HSM’s employees, agents, contractors and invitees.

3.8     No Partnership. This Agreement shall not be interpreted or construed to create an association, partnership, joint venture, employment or fiduciary relationship or similar relationship between HSM and MPC. Except as explicitly set forth in this Agreement, neither Party shall have any right, power or authority to enter into any agreement or undertaking for, act on behalf of, act or be an agent or representative of, or otherwise bind, the other Party. HSM shall act as an independent contractor in the performance of its duties hereunder.

3.9    Title; Risk of Loss.    Notwithstanding the simple negligence, gross negligence or willful actions of HSM, and subject to Section 5.8, risk of loss or damage to Cargoes will at all times remain with MPC. Further, as between HSM and MPC, title to the Cargoes will at all times remain with MPC.

ARTICLE IV
COMPENSATION

4.1     Monthly Payment.     MPC shall pay HSM monthly (a) the Day Rate stated in Exhibit B for each item of Equipment listed in Exhibit C and in any Memorandum to File for each day of the invoice month and (b) the charges listed in Exhibit B for Fleeting Services and Cleaning and Repair Facility Charges, as well as the charges listed in Exhibit B and Exhibit G for Tankerman Services, as incurred for the invoice month (collectively, the “Monthly Payment”). MPC shall be relieved of its obligation to pay the Monthly Payments to HSM for any piece of Equipment listed in Exhibit C that is unavailable for service twelve (12) consecutive months or more due to a Force Majeure Event.

4.2    Invoicing; Late Payments; Disputed Payments.

(a)    Within twenty (20) days following the end of each month during the Term, HSM will submit to MPC for payment a written invoice for the amounts due under this Agreement for such month, including any expenses to be reimbursed by MPC in accordance with Section 4.4 and applicable credits to MPC in accordance with Section 5.3(b). MPC shall pay all amounts due pursuant to an invoice within ten (10) days after receipt of such invoice. MPC shall not offset any amounts owing to it by HSM against amounts payable hereunder.

(b)    If MPC fails to make payment of any sum as and when due under this Agreement, then MPC shall pay interest thereon to HSM at the Interest Rate (as in effect on the day when such sum was originally due) on and from the day when payment was due until the date of payment.

(c)    MPC may contest the amount of any invoice, provided that MPC notifies HSM in writing of the contested amount and specifies the reason(s) therefor within ninety (90) days following the end of the calendar year on which the relevant Transportation Services were performed. MPC shall timely pay any disputed item in full while resolution of the dispute is pending; provided, however, that HSM shall pay interest at the Interest Rate on any amounts it is required to return to MPC upon resolution of the dispute. Payment of the uncontested amount shall not constitute approval thereof.

4.3    Adjustment of Day Rate and Fleeting Services and Tankerman Services Charges.

(a)    The Day Rate and Fleeting Services charges stated in Exhibit B shall be adjusted in accordance with the schedule listed on Exhibit A, unless otherwise mutually agreed between HSM and MPC in a subsequent letter agreement signed by each Party’s Authorized Representative.

(b)     Cleaning and Repair Facility Charges will be adjusted each year to reflect then-current market rates as determined by HSM acting reasonably based upon published industry information or other relevant documentation. Such adjustment, if any, will be effective each year on the anniversary of the Effective Date.

(c)     Tankerman Services charges stated in Exhibit B and Exhibit G shall be invoiced to MPC based on the geographical zone in which the Tankerman Services were provided. The Fleeting Services rates shall be adjusted in accordance with the schedule listed on Exhibit A, unless otherwise mutually agreed between HSM and MPC in a subsequent letter agreement signed by each Party’s Authorized Representative.

4.4    Reimbursement of Expenses. Monthly, to the extent incurred by HSM, MPC shall reimburse HSM for each of the following:

(a)all reasonable fuel and ancillary costs incurred by HSM, all reasonable Cleaning and Repair Facility Charges and all reasonable Third Party charges, including all port and harbor charges, incurred in providing the Transportation Services under this Agreement;

(b)any reasonable costs and expenses incurred by HSM for all damage of any kind, as well as reasonable waste removal and cleaning costs, resulting from the receipt of Product that does not conform to the applicable industry standard quality specifications as set forth in Section 5.2;

(c)any reasonable costs and expenses incurred by HSM in complying with any new or change in Applicable Law occurring after the Effective Date that affects the Transportation Services provided by HSM under this Agreement, provided that (i) compliance by HSM with any such new or change in Applicable Law requires capital expenditures by HSM and (ii) HSM has made efforts to mitigate the capital expenditures required by such Applicable Law;

(d)all taxes (other than income taxes, gross receipt taxes, ad valorem taxes, property taxes and similar taxes) incurred by HSM on MPC’s behalf with respect to the Transportation Services provided under this Agreement, to the extent such reimbursement is not prohibited by Applicable Law;

(e)the actual costs of any capital expenditures, excluding Additional Equipment, HSM agrees to make at MPC’s request, to the extent such costs are actually incurred by HSM; and
(f)any reasonable costs incurred by HSM to restore disruptions to the Transportation Services described in Section 3.1(a) that are caused by MPC or MPC’s employees, Affiliates, representatives, agents or customers.

4.5     Outchartering of Equipment. If for a given period of time, MPC has no need for any item of Equipment, or if HSM is unable to access an item of Equipment for service to MPC due to a Force Majeure Event, MPC or HSM may so notify the other (as applicable), and HSM may employ such item of Equipment in other service (“Outcharter”). If HSM locates an Outcharter for such item of Equipment, HSM shall provide notice to MPC. If the Outcharter day rate earned is less than or equal to the relevant Day Rate under this Agreement, then HSM will credit MPC for 100% of the amount received from the Outcharter. If the Outcharter day rate earned is greater than the Day Rate of this Agreement, HSM will credit MPC for 100% of the Day Rate of this Agreement. HSM shall ensure that no Outcharter interferes with HSM’s obligations to MPC under paragraph 3.1(a) herein.
4.6    Taxes. To the extent required by Applicable Law, HSM shall add to any Monthly Payment due under this Agreement amounts equal to any sales, use or similar taxes, however, designated or levied, based upon the provision of the Transportation Services performed hereunder. HSM is solely responsible for the collection and remittance of any such taxes to the appropriate tax authorities. The Parties will cooperate with each other to minimize any such taxes to the extent reasonably practicable. If additional taxes are determined to be due with respect to the Transportation Services provided hereunder as a result of (a) an audit by any applicable tax authority, or (b) a new or change in Applicable Law, then MPC shall reimburse HSM for the additional taxes due from HSM, including interest and penalty. MPC has the right to contest with the tax authority, at MPC’s sole expense, the amount of any taxes or the result of any audit. HSM is responsible for any penalty or interest resulting from its failure to remit any invoiced taxes. Notwithstanding anything in this Agreement to the contrary, this Section 4.6 will, to the fullest extent permitted by Applicable Laws, survive the termination of this Agreement and remain in effect until the expiration of the relevant statute of limitations.

ARTICLE V
AVAILABILITY OF EQUIPMENT

5.1    Disruption of Transportation Services. HSM shall promptly notify MPC of any anticipated partial or complete disruption of a Transportation Service, other than a disruption due to a Force Majeure Event (notice of which shall be given in accordance with Section 3.6(a)), that is reasonably expected to extend for more than twenty-four (24) hours, including relevant information about the nature, extent, cause and expected duration of the disruption and the actions HSM is taking to resume full operations; provided, however, that HSM shall not have any liability for any failure to notify, or delay in notifying, MPC of any such matters except to the extent MPC has been materially damaged by such failure or delay. HSM shall provide MPC with at least ninety (90) days’ notice of any planned maintenance or repair activity on the Equipment that HSM determines will significantly reduce the Transportation Services.

5.2    Acceptance of Cargo. Subject to the terms of this Agreement and to disruptions for routine testing, inspection, repair and maintenance consistent with industry standards; scheduling requirements; and any requirements of Applicable Law; HSM shall accept for shipment all Cargo that meets applicable industry standard quality specifications. HSM may, without prejudice to any other remedy available to HSM, reject and return to MPC any Product that does not conform to such specifications, even after delivery to HSM.

5.3    Mechanical Availability of Equipment.

(a)Mechanical Availability Calculation. Promptly after the end of each Mechanical Availability Calculation Period and the Final Mechanical Availability Calculation Period, HSM shall calculate the Mechanical Availability individually for the Towboat Group and the Barge Group pursuant to Exhibits E and F.

(b) Mechanical Availability Credit. If the Mechanical Availability of the Towboat Group or Barge Group is below ninety-five percent (95%) for a Mechanical Availability Calculation Period, then MPC will receive a Credit calculated pursuant to Exhibits E and F. The Credit, if any, shall be offset against the Monthly Payment due to HSM in the month immediately following the month of the Mechanical Availability Calculation Period.

5.4    Restoring Transportation Services. HSM shall make such repairs and take such reasonable actions as are necessary to restore any disruption to those Transportation Services described in Section 3.1(a)(i). All such restoration shall be at HSM’s cost and expense unless the damage or event was caused by MPC or MPC’s employees, Affiliates, representatives, agents or customers. If for any reason, other than a disruption due to Force Majeure, HSM fails to provide at least ninety-five percent (95%) of the requested Transportation Services described in Section 3.1(a)(i) and the agreed Additional Transportation Services for a period of thirty (30) consecutive days, then either Party has the right to call a meeting between executives of both Parties by providing at least two (2) business days’ prior written notice.

5.5    No Demise and No Control by MPC. Nothing in this Agreement shall be construed as creating a demise of the Equipment to MPC or as vesting MPC with any control over the physical operation or navigation of the Equipment. HSM shall control and direct all tankermen provided by HSM. As between HSM and MPC, all such tankermen shall be deemed for all purposes not to be an employee of MPC.

5.6    Inspection/Vetting. Upon reasonable advance notice to HSM, MPC may inspect the Equipment at a loading or discharging berth, or other location which will not substantially interfere with the operation of the Equipment, and may, at HSM’s offices, review HSM’s safety, environmental protection, and maintenance programs and procedures. If MPC determines, based on such inspection or review, that a material, unsatisfactory safety or operational condition exists, then MPC may provide HSM with written notice of such condition and the basis for MPC’s determination of the same. If HSM agrees with MPC’s determination, then HSM shall provide a written explanation of its cure, including the estimated time to cure. If HSM reasonably disagrees with MPC’s determination, then HSM shall provide MPC with written notice of its disagreement and the basis therefor, and the Parties shall negotiate in good faith to resolve such disagreement. HSM shall afford all necessary cooperation and accommodation; provided, however, that neither the exercise nor the non-exercise by MPC of such right shall in any way reduce HSM’s authority over, and responsibility for, the Equipment and every aspect of its operation, nor increase MPC’s responsibilities to HSM or Third Parties for the same, and shall not be construed as an assumption by MPC of responsibility for the safety of the vessel and its crew or for liability to Third Parties.

5.7    Cargo Transfer. Before and after any Cargo transfer, HSM shall inspect moorings, hoses and appurtenances. HSM shall be responsible for handling, inspecting, bleeding, attaching and detaching all hoses and lines from the shore connection to the Equipment in a safe and prudent manner. During Cargo transfer, HSM shall continuously monitor flow rate, connections, and barge tank levels. HSM shall measure and legibly document barge compartment levels both before and after Cargo transfer. MPC shall pump Cargo into the Cargo tanks of the Equipment at MPC’s expense, and HSM shall pump Cargo out of the Cargo tanks at MPC’s expense. The Cargo will be safely loaded and discharged at such rates, pressures and temperatures required by design of the Equipment, or the receiving terminal, as appropriate, and/or good operating practice with respect to such Equipment, or the receiving terminal, as appropriate.

5.8    Loss in Transit. HSM shall reimburse MPC for in transit loss of Cargo in excess of one-half percent (0.5%) by volume, or such other percentage as the Parties may agree in writing shall apply to certain Products (“In Transit Loss Allowance”). HSM shall not be liable for any such loss unless (a) the cause for the loss in transit is unknown, (b) MPC or MPC’s agent provides written notice of such loss to HSM within thirty (30) days of unloading the relevant Cargo and (c) a comparison of Equipment ullage figures at loading port and at discharge port, as measured by a Third Party inspector, which shall be mutually agreed to by both MPC and HSM, establishes that a volume loss in excess of the In Transit Loss Allowance has actually occurred in transit. The amount payable by HSM to MPC for any such in transit loss shall be an amount equal to (x) the volume loss in excess of the In Transit Loss Allowance, multiplied by (y) the per unit spot value of the relevant product using an appropriate industry market index for the delivery location reference market.

5.9    Audit. HSM shall retain all records and accounts related to the Transportation Services provided herein for at least three (3) years from the completion date of any Transportation Service. HSM shall permit MPC access at reasonable times and upon reasonable advance notice,

but not more often than once in any calendar year, to review and audit all records and accounts relating to the Transportation Services provided under this Agreement at MPC’s sole cost and expense. Any audit of a particular calendar year must commence during the one (1) year period (or such longer period as the Parties may agree) following the end of such year.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1    Representations and Warranties. Each Party hereby represents and warrants to the other as of the date of this Agreement that:

(a)    it is duly organized and validly existing under the laws of its jurisdiction of organization;

(b)    it has the power to own its assets and carry on its business as it is currently being conducted;

(c)    the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations upon it, subject to applicable bankruptcy, reorganization, insolvency or similar laws affecting creditors’ rights generally;

(d)    the entry into, and performance by it, of the transactions contemplated by this Agreement do not and will not conflict with (i) any Applicable Law; (ii) its constitutional documents; or (iii) any material provision of any material agreement or instrument binding upon it; and

(e)    it has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of this Agreement and the transactions contemplated by this Agreement.

ARTICLE VII
INDEMNIFICATION AND LIABILITY

7.1     Indemnification by HSM. HSM shall be liable for and shall indemnify, defend and hold harmless each of the MPC Indemnified Parties against all Claims and Liabilities that arise out of, are incident to, or result from (a) any and all actions, suits or proceedings instituted by a Governmental Authority arising out of any failure of HSM’s actions or performance of its obligations hereunder to conform to Applicable Law, (b) claims for bodily injury or death or physical loss of or damage to property arising from HSM’s actions or omissions and (c) any negligence, gross negligence, default or willful misconduct of HSM in connection with the performance of, or failure to perform, this Agreement by HSM, except to the extent the circumstances described in the foregoing subparagraphs (a), (b) and (c) are a result of acts or omissions of MPC or its Affiliates.

7.2     Indemnification by MPC. MPC shall be liable for and shall indemnify, defend and hold harmless each of the HSM Indemnified Parties against all Claims and Liabilities that arise out of, are incident to, or result from (a) any and all actions, suits or proceedings instituted by a Governmental Authority arising out of any failure of MPC’s or its Affiliates’ actions or performance of its obligations hereunder to conform to Applicable Law, (b) claims for bodily injury or death or physical loss of or damage to property arising from the actions or omissions of MPC or its Affiliates and (c) any negligence, gross negligence, default or willful misconduct of MPC or any of its Affiliates in connection with the performance of, or failure to perform, this Agreement by MPC or any Affiliate of MPC, except to the extent the circumstances described in the foregoing subparagraphs (a), (b) and (c) are a result of acts or omissions of HSM.

7.3    Exception to Indemnification. Notwithstanding anything in this Agreement to the contrary, MPC is not responsible for indemnification obligations pursuant to Section 7.2 for any cause of action arising from the actions, inactions, admissions, or omissions of any personnel provided or caused to be provided to HSM pursuant to the Amended and Restated Employee Services Agreement, provided the Amended and Restated Employee Services Agreement is still in effect at the time the cause of action arose. MPC is responsible for indemnification obligations pursuant to Section 7.2 for any cause of action arising from the grossly negligent or willful actions, inactions, admissions, or omissions of any personnel provided or caused to be provided to HSM pursuant to the Amended and Restated Employee Services Agreement, provided the Amended and Restated Employee Services Agreement is still in effect at the time the cause of action arose.

7.4     Limitations and Liability.

(a)Each Party has a duty to mitigate any loss sustained under this Agreement.

(b)IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOSS OF REVENUES OR PROFITS, LOSS OF DATA, LOSS OF GOODWILL AND LOSS OF CAPITAL, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), EXEMPLARY OR PUNITIVE DAMAGES OR THE LIKE (EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE PAID TO A THIRD PARTY AS A RESULT OF A THIRD PARTY CLAIM) ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT (OR THE PROVISION OF SERVICES HEREUNDER), ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT EITHER PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

7.5     Indemnification Procedures.

(a)Within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article VII, the Indemnified Party will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim to the extent then known by the Indemnified Party.

(b)The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article VII, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no settlement involving the payment of money shall be entered into without the prior written consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim; and provided further, that no settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed, conditioned or withheld.

(c)The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article VII, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party reasonably considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 7.5. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article VII; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims.

(d)In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from Third Parties.

(e)Notwithstanding anything to the contrary hereunder, no cause of action, dispute or claim for indemnification may be asserted against any Party or submitted to arbitration or legal proceedings which accrued more than two (2) years after the later of (i) the occurrence of the act or event giving rise to the underlying cause of action, dispute or claim and (ii) the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Indemnified Party.

7.6     Assumption of Risk. HSM acknowledges that environmental, health, and safety conditions, the existence of hazardous materials (including Cargo that may contain hydrogen sulfide gas and/or other petroleum, chemical or related product fumes), interaction with Third Party vessels and personnel, and other hazards, commonly exist at MPC’s work sites. Further, HSM acknowledges that its use of, and presence on, waterways, public property and Third Party property are beyond the control of MPC. HSM thus assumes the ordinary risks associated with the performance of the Transportation Services contemplated herein.

ARTICLE VIII
INSURANCE

8.1     Corporate Group Insurance. Without limiting the scope of any of HSM’s obligations or liabilities under this Agreement, MPC shall cause its affiliate Marathon Petroleum Corporation

(“Marathon”) to procure and maintain, in HSM’s name and at HSM’s sole cost and expense, and keep in effect during the Term, the following insurances within Marathon’s corporate wide policies with insurance companies designated by A.M. Best Company with a rating of A- or better.:

(a)If HSM has employees on its payroll and if further required by Applicable Laws to cover such employees, Workers’ Compensation and U.S. Longshore and Harbor Workers’ Compensation Act Insurance covering all its employees performing the Transportation Services, sufficient to comply fully with requirements and coverages specified by all Applicable Laws.

(b)    Marine General Liability Insurance with contractual liability coverage for HSM’s indemnity obligations under this Agreement, and combined single limits of at least $2,000,000 per occurrence.
(c)    Excess Coverage in the amount necessary to achieve insurance liability limits of $10,000,000 in total for all insurable risks with such limits to be achieved through any combination of above primary and excess coverages.

8.2        HSM Insurance.     Without limiting the scope of any of HSM’s obligations or liabilities under this Agreement, HSM shall procure and maintain, or shall cause to be procured and maintained, in its name and at its sole cost and expense, and keep in effect during the Term, the following insurance with insurance companies designated by A.M. Best Company with a rating of A- or better:

(a)    Pollution Insurance in an amount equal to the maximum carried by HSM, but never less than the amount necessary to comply with the minimum financial responsibility requirements established by any Applicable Law, or $100,000,000, whichever is greater.

(b)    Protection and Indemnity Insurance with contractual liability coverage and sistership clause unamended, endorsed specifically to include (a) collision liability, (b) in rem claims, stating that such actions shall be treated as a claim against the insured in personam and (c) full crew coverage including wages, maintenance and cure, with a limit of at least $2,000,000 per occurrence.

(c)    Tower’s Liability Insurance that covers all damages caused by said tow, by collision or otherwise, with a limit of at least $2,000,000 per occurrence.

8.3        Certificates.    Prior to the performance of Transportation Services hereunder and upon request from MPC, HSM shall furnish the separate agreement with MPC or certificates for the insurance identified in Section 8.1 and certificates of insurance for the insurance identified in Section 8.2(a) showing (a) all insurance coverages and endorsements required by this Agreement and (b) a statement from the relevant insurance provider that the insurance will not be materially changed, canceled, or permitted to expire without at least thirty (30) days’ prior written notice to MPC. Upon request from MPC, HSM shall provide supplements and amendments to such certificates to demonstrate that the insurance identified in Section 8.2(a) and endorsements remain in effect. MPC’s acceptance of an insurance certificate that does not comply with this Agreement does not waive any requirement of this Agreement.

8.4    Coverage by Third Parties.    In the event HSM utilizes one or more Third Parties in the performance of its fleeting, tankermen or cleaning and repair facility services hereunder, HSM shall ensure that such Third Parties maintain insurance coverage of the types and amounts herein established that are applicable to the services to be provided by such Third Parties. Upon request from MPC, HSM shall provide to MPC, prior to the use of any such services, certificates of insurance evidencing such coverage.

ARTICLE IX
VESSEL VETTING AND VESSEL RESPONSE PLAN

9.1     Pollution. HSM shall comply with the Marathon Petroleum Vetting Policy and shall maintain and implement a Vessel Response Plan (“Plan”) for the prevention and removal of pollution from water and natural resources, as required by any Applicable Law. Such Plan shall include appropriate response contractors to comply with Applicable Law. In the event of an unintentional discharge or significant threat of an unintentional discharge of Cargo transported under this Agreement, HSM shall promptly implement its Plan and undertake all such measures as may be reasonably necessary to prevent or mitigate pollution damage and perform all appropriate mitigation, regulatory notifications, and response. Additionally, HSM shall promptly notify MPC of any such unintentional discharge of Cargo. In the event an unintentional discharge of Cargo transported under this Agreement occurs, MPC may, at its option, but without obligation, and upon written notice to HSM, undertake such measures as are reasonably necessary to prevent or mitigate pollution damage resulting from such discharge. MPC shall keep HSM advised in advance in writing of the nature of the measures intended to be taken by it. Any of the aforementioned measures actually taken by MPC will be at HSM’s expense except to the extent that such discharge was caused by MPC, in which case such measures shall be for MPC’s expense. HSM agrees that it will not raise or plead as a defense to a claim for reimbursement by MPC that in undertaking or performing such measures, MPC acted as a volunteer and any such defense of “volunteer” is hereby waived by HSM. These provisions are not in derogation of any other right MPC or HSM may have under this Agreement or otherwise have or acquired under Applicable Law.

ARTICLE X
ASSIGNMENT

10.1     Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns; provided, however, that neither Party may assign its rights or obligations under this Agreement without prior written consent from an Authorized Representative of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, however, that either Party may assign its rights and obligations under this Agreement to a successor in interest resulting from any merger, reorganization, consolidation or as part of a sale of all or substantially all of its assets. Subject to the foregoing, this Agreement shall bind and inure to the benefit of each Party and its successors and permitted assigns.

ARTICLE XI
DEFAULTS AND REMEDIES

11.1    Events of Default. The occurrence or continuance of any of the following events will constitute a default of this Agreement by a Party (each an “Event of Default”):

(a)    failure to pay any undisputed amount due and payable to the other Party under this Agreement within ten (10) business days after such amount becomes due and payable and such failure is not remedied within a period of thirty (30) days of written notice of such failure from the other Party;

(b)    a Party becomes Bankrupt;

(c)    a Party fails to maintain insurance in accordance with Article VIII and fails to remedy such failure within five (5) days of written notice of such failure from the other Party;

(d)    a Party is in material breach of any of its other material obligations under this Agreement and fails to cure such breach to the reasonable satisfaction of the non-defaulting Party within forty-five (45) days of written notice of such breach from the non-defaulting Party; and

(e)    any representation, warranty or statement made by a Party herein proves to be untrue in any material respect on the date on which it was made.

11.2     Remedies.

(a)Termination. Upon the occurrence of an Event of Default by either Party, the non-defaulting Party shall have the right to terminate this Agreement effective immediately upon delivery of written notice to the defaulting Party.

(b)If this Agreement is terminated with respect to certain Equipment pursuant to Section 3.6, then the Parties shall update Exhibit C to remove such Equipment therefrom.

ARTICLE XII
MISCELLANEOUS

12.1     Choice of Law; Dispute Resolution.

(a)Governing Law. This Agreement shall be subject to and governed by the laws of the State of New York, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any other jurisdiction.

(b)Mediation. If the Parties cannot resolve any Dispute or claim arising under this Agreement, then no earlier than ten (10) days nor more than sixty (60) days following written notice to the other Party, either Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Party. In connection with any mediation pursuant to this Section 12.1(b), the mediator shall be jointly appointed by the Parties and the mediation shall be conducted in Findlay, Ohio unless otherwise agreed by the Parties. All costs and expenses of the mediator appointed pursuant to this section shall be shared equally by the Parties. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties, shall govern any mediation pursuant to this Section 12.1(b). In the mediation, each Party shall be represented by one or more senior representatives who shall have authority to resolve any Disputes. If a Dispute has not been resolved within thirty (30) days after the receipt of the Mediation Notice by a Party, then any Party may refer the resolution of the Dispute to any federal or state court located in Ohio in accordance with Section 12.1(c).

(c)Litigation. Each Party agrees that it shall bring any action or proceeding in respect of any Dispute or claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Ohio and (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.6. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Ohio for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

12.2     Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an Authorized Representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. No single or partial exercise of any right or remedy under this Agreement precludes any simultaneous or subsequent exercise of any other right, power or privilege.

12.3     Cumulative Remedies. The rights and remedies set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.

12.4     Compliance with Law. Each Party shall comply with all Applicable Laws.

12.5     Third Party Beneficiaries. Except to the extent otherwise provided in Article VII with respect to the rights of the Indemnified Party, the provisions of this Agreement are solely for the benefit of the Parties and their respective successors and permitted assigns and shall not confer upon any Third Party any remedy, claim, liability, reimbursement or other right. Notwithstanding Article VII, the Parties may rescind or vary this Agreement, in whole or in part, without the consent of any Third Party, and no Third Party shall be entitled to assign any benefit or right conferred upon it under this Agreement.
12.6     Notices. All notices, consents, directions, approvals, objections, refusals, instructions, requests, demands, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given or delivered (a) when delivered personally; (b) if transmitted by facsimile, when confirmation of transmission is received; (c) if by email, when receipt of such email is acknowledged by return email; (d) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third (3rd) business day after mailing; or (e) if sent by private courier, when received; and shall be addressed to the appropriate Party at its address specific below, or at such other address as such Party may specify by notice to the other Party:

Hardin Street Marine LLC
539 South Main Street
Findlay, OH 45840
Attention: President
Email address: tsandifer@marathonpetroleum.com

Marathon Petroleum Company LP
539 South Main Street

Findlay, Ohio 45840
Attention: General Counsel
Email address: jmwilder@marathonpetroleum.com

or such other address as such Party may indicate by a notice delivered in accordance with this Section 12.6.

12.7     Mutual Obligations of Confidentiality.

(a)During the Term and for a period of three (3) years after the termination of this Agreement, each Party shall keep confidential the other Party’s Confidential Information, whether acquired before or after the Effective Date, and neither Party shall (i) use the other Party’s Confidential Information except in connection with the performance of its obligations under this Agreement or (ii) release or disclose the other Party’s Confidential Information to any Third Party other than a receiving Party’s representatives with a need to know the Confidential Information for the purposes of such Party’s performance pursuant to this Agreement.

(b)Each Party will be responsible for any breach of the provisions of this Section 12.7 by its representatives.

(c)The provisions of Section 12.7 do not apply to any Confidential Information to the extent that the receiving Party is required to disclose such information under any Applicable Laws or pursuant to any order of any court, mediator or arbitrator, or in connection with any legal proceeding, mediation or arbitration to enforce its rights under this Agreement, or in connection with the requirements of a regulatory body or stock exchange, or in connection with a financing, bond offering, or sale of stock.

(d)If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is nonetheless legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information covered by the subpoena or other demand.

(e)Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 12.7 and agrees that, in the event of such breach, the disclosing Party shall, in addition to the other remedies that may be available to it, be entitled to injunctive relief for any violation of, and to enforce the terms of, this Section 12.7

12.8     Severability. The provisions of this Agreement are separable and severable. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under Applicable Law. If any one or more of the provisions contained herein is, for any reason, held to be invalid, illegal or unenforceable in whole or in part by any court of law or equity, then such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable and the remaining provisions hereof shall continue in full force and effect to the greatest extent practicable.

12.9     Survival. Notwithstanding any suspension or termination of this Agreement, the Parties shall continue to be bound by the provisions of this Agreement that reasonably require some action or forbearance after such suspension or termination, including without limitation those relating to confidentiality obligations, audit rights, warranties, compliance with Applicable Laws, governing law, dispute resolution, indemnities, and limitation of liability.

12.10    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, discussions, understandings and commitments, written or oral, between the Parties with respect to such subject matter.

12.11    Amendment. This Agreement can only be amended, modified or supplemented by a written instrument signed by an Authorized Representative of the Parties.

12.12    Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Executed facsimiles of such counterparts shall be deemed enforceable to the same extent as if they were executed original documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their Authorized Representatives as of the date first above written.

Hardin Street Marine LLC

By:	/s/ M. Todd Sandifer
M. Todd Sandifer, President

Date:	December 17, 2015

Marathon Petroleum Company LP
By:	MPC Investment LLC, its General Partner

By:	/s/ John S. Swearingen
John S. Swearingen, Vice President

Date:	December 18, 2015

Exhibit A

CALCULATION AND ADJUSTMENT OF DAY RATE AND FLEETING CHARGES

Pursuant to Section 4.3, and unless otherwise noted, the Day Rates and charges for Fleeting Services stated in Exhibit B, as well as the Tankerman Services rates listed on Exhibit G, will be adjusted on the dates listed on the following schedule pursuant to the corresponding calculation for that date:

Date	Calculation
1/1/2016	The rate currently in force will be adjusted upward two (2) percentage points
1/1/2017	The rate currently in force will be adjusted upward two (2) percentage points
1/1/2018	The rate currently in force will be adjusted upward two (2) percentage points
1/1/2019	The rate currently in force will be adjusted upward two (2) percentage points
1/1/2020	The rate currently in force will be adjusted upward two (2) percentage points
1/1/2021	The rate currently in force will be adjusted to reflect then-current market rates.
1/1/2022	The rate currently in force will be adjusted upward two (2) percentage points
1/1/2023	The rate currently in force will be adjusted upward two (2) percentage points
1/1/2024	The rate currently in force will be adjusted upward two (2) percentage points
1/1/2025	The rate currently in force will be adjusted upward two (2) percentage points
1/1/2026	The rate currently in force will be adjusted to reflect then-current market rates.
1/1/2027	The rate currently in force will be adjusted upward two (2) percentage points.
1/1/2028	The rate currently in force will be adjusted upward two (2) percentage points
1/1/2029	The rate currently in force will be adjusted upward two (2) percentage points
1/1/2030	The rate currently in force will be adjusted upward two (2) percentage points

A-1

Exhibit B

TRANSPORTATION SERVICES AND RATES

Equipment Category	Day Rate
C1 Barge Clean Small	$1,200
C2 Barge Clean 10K	$1,150
C3 Barge Clean 30K	$2,150
H2 Barge Heater 10K	$1,200
H3 Barge Heater 30K	$2,475
B1 Boat 1000-1999 HP	$5,600
B2 Boat 2000-2999 HP	$6,075
B3 Boat 3000-3999 HP	$6,825
B4 Boat 4000-4999 HP	$8,125

Transportation Service Monthly Rate

Fleeting Services Mooring services for barges	Subject to Section 4.3(a): 2015: $258,333/month for all fleeting spaces. 2016 and after: 89 spaces* at a rate of $95.79/day.
Tankerman Services U.S. Coast Guard licensed tankerman services for assurance of safe transfer of refined, chemical and liquefied gas cargoes.
Billed in aggregate monthly at hourly rates for each barge transfer, plus overtime rates for time in excess of eight hours, as listed on Exhibit G, plus mileage for travel by a tankerman in a personally owned vehicle at the Internal Revenue Service published standard mileage rate when traveling between work sites, or when called from home to report for tankerman duties.

Cleaning and Repair Facility Charges
Cleaning of Cargo tanks, voids, boat bilges and fuel/slop tanks. This includes labor, materials, and services.

Other routine repair and maintenance services at MPC facilities, including, but not limited to: labor and materials for welding, electrical, mechanical, and hose and pipe testing.
Billed in aggregate monthly at market rates for the number of hours required for each service. Labor is billed hourly; materials and supplies shall be billed at cost plus thirty percent.
*It is agreed between HSM and MPC that the number of fleeting spaces may adjust throughout this term which, subject Section 4.3(a), may require a rate adjustment.

{402940.DOC }B-1

Exhibit C

EQUIPMENT*

Equipment Category	Quantity
C1 Barge Clean Small	28
C2 Barge Clean 10K	21
C3 Barge Clean 30K	128
H2 Barge Heater 10K	2
H3 Barge Heater 30K	32
B1 Boat 1000-1999 HP	2
B2 Boat 2000-2999 HP	5
B3 Boat 3000-3999 HP	5
B4 Boat 4000-4999 HP	6

Note: This list may be updated by Memorandum to File pursuant to Section 3.1(a).

C-1

Exhibit D
AUTHORIZED REPRESENTATIVES

As to:

Marathon Petroleum Company LP

President and Chief Executive Officer
Any Vice President (including Senior Vice President and Executive Vice President) Treasurer
Any Assistant Treasurer

Hardin Street Marine LLC

President
Any Vice President/Treasurer

D-1

Exhibit E
TOWBOAT MECHANICAL AVAILABILITY CALCULATION and
TOWBOAT CREDIT CALCULATION

1.
Towboat Mechanical Availability Metric: A towboat is deemed 100% mechanically available if it can perform work at any given time. The towboat is not required to be active, but it must be available to do work.

2.	Calculation of Towboat Group Mechanical Availability:

(a)
Mechanical Availability is the percentage of time Equipment in the Towboat Group not under Force Majeure is capable of performing work during a Mechanical Availability Calculation Period. A towboat is deemed not capable of performing work during periods of scheduled downtime and unscheduled downtime. In accordance with the latest version of HSM’s Boat Mechanical Availability Metric Definition Document, HSM will gather data for this calculation from various sources, including but not limited to: (i) the HSM operation status updates (ii) HSM daily marine traffic reports (iii) HSM Maintenance Supervisor statements, and (iv) towboat activity logs.

(b)    Mathematically the formula is expressed as follows:

n
∑ (hi - fi - si - ui)
i=1
Mechanical Availability (%) =

n
∑ (hi - fi)
i=1

Where:
i=each individual towboat identified as Equipment in the Towboat Group at any time during the Mechanical Availability Calculation Period
n=the number of towboats identified as Equipment in the Towboat Group at any time during the Mechanical Availability Calculation Period
h=number of hours each individual towboat (i) is in the Towboat Group during the Mechanical Availability Calculation Period
f=number of hours each individual towboat (i) in the Towboat Group during the Mechanical Availability Calculation Period is under Force Majeure
s= number of hours each individual towboat (i) in the Towboat Group during the Mechanical Availability Calculation Period has encountered scheduled downtime
u= number of hours each individual towboat (i) in the Towboat Group during the Mechanical Availability Calculation Period has encountered unscheduled downtime
Scheduled downtime means towboat unavailability to perform work due to scheduled mechanical activities such as regulatory inspections, planned maintenance/repairs, dry docking, overhaul or other planned work. Scheduled downtime begins when a towboat is dry docked or physically unable to perform transportation services at the start of the planned maintenance/repair work (including cleaning or preparation work), as appropriate, and ends when a towboat is capable of moving a Cargo.
Unscheduled downtime means towboat unavailability to perform work due to unscheduled mechanical activities such as equipment malfunctions, process failures, and downtime associated with accidents. Unscheduled downtime does not include Force Majeure Events or circumstances such as weather related events/delays, lock delays, traffic delays, loading/unloading delays, demurrage time, unplanned drills/inspections, fueling, routine maintenance, etc. Unscheduled downtime begins when a towboat is not capable of moving a Cargo or performing work and ends when such towboat is capable of moving a Cargo or performing work.

3. Calculation of Credit for Towboat Group

(a) If Mechanical Availability for the Mechanical Availability Calculation Period ≥ 95% then MPC is not due a Credit for Mechanical Availability

(b) If Mechanical Availability for the Mechanical Availability Calculation Period < 95% then MPC is due a Credit for Mechanical Availability calculated as follows:

n
[95%-MA] * ∑ [(ri * (di - fi)]
i=1

Where:
MA=Mechanical Availability for the Mechanical Availability Calculation Period
i=each individual towboat identified as Equipment in the Towboat Group at any time during the Mechanical Availability Calculation Period
n=the number of towboats identified as Equipment in the Towboat Group at any time during the Mechanical Availability Calculation Period
r=the day rate for each individual towboat (i) in the Towboat Group during the Mechanical Availability Calculation Period
d= number of days* each individual towboat (i) is in the Towboat Group during the Mechanical Availability Calculation Period
f=number of days* each individual towboat (i) in the Towboat Group during the Mechanical Availability Calculation Period is under Force Majeure
* A day can be partial, e.g., 15 hours = .625 days

4. For illustration purposes, the following is a sample calculation based on the listed assumptions using full days (24 hours):

I.	Assumptions:

1)	Mechanical Availability Calculation Period January 1-December 31

2)	Towboat #1

a.	On Exhibit C as Equipment January 1- December 31 (365 days)

b.	January 1-June 30 capable to do work (181 Days)

c.	July 1-July 15 scheduled downtime (15 days)

d.	July 16-October 15 capable to do work (92 Days)

e.	October 16-October 25 unscheduled downtime (10 days)

f.	October 25-November 30 capable to do work (36 days)

g.	December 1-December 31 Force Majeure (31 days)

h.	Day Rate= $6000

3)	Towboat #2

a.	On Exhibit C as Equipment January 1-March 31 (90 days)

b.	January 1-January 7 unscheduled maintenance (7 days)

c.	January 8-March 31 capable to do work (83 days)

d.	Day Rate=$7000

4)	Towboat #3

a.	On Exhibit C as Equipment July 1-December 31 (184 days)

b.	July 1-September 15 capable to do work (77 days)

c.	September 16-September 21 unscheduled downtime (6 days)

d.	September 22-December 31 capable to do work (101days)

e.	Day Rate=$7000

5)	Towboat #4

a.	On Exhibit C as Equipment May 1-December 31 (245 days)

b.	May 1-May 31 capable to do work ( 31 days)

c.	June 1-June 10 scheduled downtime (10 days)

d.	June 11-December 26 capable to do work (199 days)

e.	December 27-December 31 Force Majeure (5 days)

f.	Day Rate=$7000

II.	Example calculation of Mechanical Availability for Towboat Group

Towboat Group	(365+90+184+245) - (31+0+0+5) - (15+0+0+10) - (10+7+6+0 )
Mechanical =		= 94.34%

Availability	(365+90+184+245) - (31+0+0+5)

III.	Example calculation of the Credit for Towboat Group

1)	If the Towboat Group Mechanical Availability was equal to or greater than 95% no Credit would be due for the example Mechanical Availability Calculation Period

2)	Since the Towboat Group Mechanical Availability is less than 95% in this example, a Credit is due and needs to be calculated.

3)	Calculation of Credit for Towboat Group is as follows:

[95%-94.34%] * [($6000* (365-31)) + ($7000* (90-0)) - ($7000* (184-0))+ ($7000* (245-5))] = $36,973.20

Exhibit F
BARGE MECHANICAL AVAILABILITY CALCULATION and
BARGE CREDIT CALCULATION

1.
Barge Mechanical Availability Metric: A barge is deemed 100% mechanically available if it can perform work at any given time. The barge is not required to be active, but it must be available to do work.

2.	Calculation of Barge Group Mechanical Availability:

(a)
Mechanical Availability is the percentage of time Equipment in the Barge Group not under Force Majeure is capable of performing work during a Mechanical Availability Calculation Period. A barge is deemed not capable of performing work during periods of scheduled downtime and unscheduled downtime. In accordance with the latest version of HSM’s Barge Mechanical Availability Metric Definition Document, HSM will gather data for this calculation from various sources, including but not limited to: (i) the HSM barge inspector reports (ii) HSM maintenance planning meetings, and (iii) operations and maintenance management systems.

(b)	Mathematically the formula is expressed as follows:

n
∑ (hi - fi - si - ui)
i=1
Mechanical Availability (%) =

n
∑ (hi - fi)
i=1

Where:
i=each individual barge identified as Equipment in the Barge Group at any time during the Mechanical Availability Calculation Period
n=the number of barges identified as Equipment in the Barge Group at any time during the Mechanical Availability Calculation Period
h=number of hours each individual barge (i) is in the Barge Group during the Mechanical Availability Calculation Period
f=number of hours each individual barge (i) in the Barge Group during the Mechanical Availability Calculation Period is under Force Majeure
s= number of hours each individual barge (i) in the Barge Group during the Mechanical Availability Calculation Period has encountered scheduled downtime
u= number of hours each individual barge (i) in the Barge Group during the Mechanical Availability Calculation Period has encountered unscheduled downtime

Scheduled downtime means the cumulative number of days that the barges are unavailable to perform work due to scheduled mechanical activities such as regulatory inspections, planned maintenance/repairs, dry docking, overhaul or other planned work. Scheduled downtime begins when a barge is docked or at the start of the planned maintenance/repair work (including cleaning or preparation work), as appropriate, and ends when a barge is capable of moving a Cargo.

Unscheduled downtime means barge unavailability to perform work due to unscheduled mechanical activities such as equipment malfunctions, process failures, and downtime associated with accidents. Unscheduled downtime does not include Force Majeure Events or circumstances such as weather related events/delays, lock delays, traffic delays, loading/unloading delays, demurrage time, unplanned drills/inspections, fueling, routine maintenance, etc. Unscheduled Downtime begins when a barge is docked prior to the beginning maintenance and repair, including cleaning and prep work and ends when such barge is capable of moving a Cargo or performing work.

3. Calculation of Credit for Barge Group
(a) If Mechanical Availability for the Mechanical Availability Calculation Period ≥ 95% then MPC is not due a Credit for Mechanical Availability
(b) If Mechanical Availability for the Mechanical Availability Calculation Period < 95% then MPC is due a Credit for Mechanical Availability calculated as follows:

n
[95%-MA] * ∑ [(ri * (di - fi)]
i=1

Where:
MA=Mechanical Availability for the Mechanical Availability Calculation Period
i=each individual barge identified as Equipment in the Barge Group at any time during the Mechanical Availability Calculation Period
n=the number of barges identified as Equipment in the Barge Group at any time during the Mechanical Availability Calculation Period
r=the day rate for each individual barge (i) in the Barge Group during the Mechanical Availability Calculation Period
d= number of days* each individual barge (i) is in the Barge Group during the Mechanical Availability Calculation Period
f=number of days* each individual barge (i) in the Barge Group during the Mechanical Availability Calculation Period is under Force Majeure
* A day can be partial, e.g., 15 hours = .625 days

4. For illustration purposes, the following is a sample calculation based on the listed assumptions using full days (24 hours):

I.	Assumptions:

1)	Mechanical Availability Calculation Period January 1-December 31

2)	Barge #1

a.	On Exhibit C as Equipment January 1- December 31 (365 days)

b.	January 1- December 15 capable to do work (349 days)

c.	December 16-December 31 Force Majeure (16 days)

d.	Day Rate= $1000

3)	Barge #2

a.	On Exhibit C as Equipment January 1-December 31(365 days)

b.	January 1-April 30 capable to do work (120 days)

c.	May 1-May 15 unscheduled downtime (15 days)

d.	May 16-June 30 capable to do work (46 days)

e.	July 1- July 2 scheduled downtime (2 days)

f.	July 3 – December 31 capable to do work (182 days)

g.	Day Rate=$2000

4)	Barge #3

a.	On Exhibit C as Equipment January 1- May 31(151days)

b.	January 1- January 21 capable to do work (21 days)

c.	January 22-February 20 unscheduled downtime (30 days)

d.	February 21 –May 31 capable to do work (100 days)

e.	Day Rate=$2000

5)	Barge #4

a.	On Exhibit C as Equipment April 1- November 30 (244 days)

b.	April 1- May 31 capable to do work ( 61 days)

c.	June 1-June 10 scheduled downtime (10 days)

d.	June 11-June 30 capable to do work (20 days)

e.	July 1 – October 31 capable to do work (123 days)

f.	November 1- November 10 unscheduled downtime (10 days)

g.	November 11-November 30 capable to do work (20 days)

h.	Day Rate=$1000

II.	Example calculation of Mechanical Availability for Towboat Group

Towboat Group	(365+365+151+244) - (16+0+0+0) - (0+2+0+10) - (0+15+30+10 )
Mechanical =		= 93.96%

Availability	(365+365+151+244) - (16+0+0+0)

III.	Example calculation of the Credit for Barge Group

1)	If the Barge Group Mechanical Availability was equal to or greater than 95% no Credit would be due for the example Mechanical Availability Calculation Period

2)	Since the Barge Group Mechanical Availability is less than 95% in this example, a Credit is due and needs to be calculated.

3)	Calculation of Credit for Towboat Group

[95%-93.96%] * [($1000* (365-16)) + ($2000* (365-0)) - ($2000* (151-0))+ ($1000* (244-0))] = $16,900

Exhibit G
TANKERMAN SERVICES RATES